Exhibit (d)(47)

Schedule A

Trusts and Portfolios Covered by the Master International Research Agreement,
dated as of October 18, 2007,
between

Fidelity International Investment Advisors

and

FMR Co., Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	October 18, 2007

Agreed and Accepted

as of October 18, 2007

	FMR Co., Inc.			Fidelity International Investment Advisors
By:	/s/ JS Wynant		By:	/s/ Frank Mutch
	Name:	JS Wynant		Name: Frank Mutch
	Title:	Vice President		Title:	Director